Exhibit 10.1

Certain information identified by [***] has been omitted from this exhibit because it is both (i) not material and (ii) the type of information that the Company customarily and actually treats as private or confidential.

RESIGNATION AND RELEASE AGREEMENT

This RESIGNATION AND RELEASE AGREEMENT, dated October 16, 2026 (the “Agreement”), is made between LQR House Inc., a Delaware corporation, together with its predecessors, successors, and assigns, and its current direct and indirect subsidiaries and affiliates (collectively, the “Company”), and Sean Dollinger, an individual who is the Chief Executive Officer of the Company (“Dollinger” and together with the Company, the “Parties,” and each, a “Party”).

WHEREAS, Dollinger has been serving as Chief Executive Officer of the Company since January 2023, pursuant to that certain Employment Agreement, dated as of March 29, 2023, as amended from time to time (the “Employment Agreement”);

WHEREAS, Dollinger desires to resign from his position as Chief Executive Officer and from any other positions held as an officer, director, employee, manager, authorized signatory or representative of the Company, effective as of October 16, 2026 (the “Resignation Date”);

WHEREAS, the Company desires to accept Dollinger’s resignation, terminate the Employment Agreement, resolve certain compensation matters, provide for a release of claims, and establish the Parties’ respective rights and obligations following the Resignation Date; and

WHEREAS, the Parties have agreed that, as part of the Settlement Payment (as defined below), the Company will transfer, or cause to be transferred, all of the issued and outstanding equity interests of LQR House Acquisition Corp. to an entity specified by Dollinger, pursuant to a separate Stock Purchase Agreement (as defined below) to be executed on or before Resignation Date, on terms and conditions to be set forth therein.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Resignation and Separation Date. Effective as of the Resignation Date, Dollinger hereby irrevocably resigns from his position as Chief Executive Officer and from any and all other positions he holds as an officer, director, employee, manager, authorized signatory or representative of the Company or any of its subsidiaries or affiliates. As of the Resignation Date, Dollinger’s employment and all officer, director, employee, management, agency, signatory and representative relationships with the Company shall terminate. Dollinger shall thereafter have no authority to act for, represent, bind or incur any obligation on behalf of the Company. On or promptly following the Resignation Date, Dollinger shall execute and deliver such additional resignation letters, certifications, banking resolutions, account authorizations and other instruments as the Company may reasonably request to evidence or implement the termination of his positions and authority. Except for the rights and obligations expressly set forth in this Agreement, the Employment Agreement and all rights and obligations of the Parties thereunder shall terminate effective as of the Resignation Date. Without limiting the foregoing, following the Resignation Date, Dollinger shall have no right to receive any salary, bonus, severance, benefits, reimbursement, equity award or other compensation under the Employment Agreement or otherwise by reason of his employment or service to the Company, except for the payment expressly provided for in Section 3 of this Agreement. Dollinger’s ownership of any issued and outstanding equity securities of the Company shall not be affected by this Agreement, except as expressly provided herein. From and after the Resignation Date, Dollinger shall be solely responsible for, and bear the cost of, all filings required under applicable securities laws relating specifically to Dollinger, including his ownership of Company securities and status as a former officer, director, or insider, including any filings under Sections 13 or 16 of the Securities Exchange Act of 1934, as amended.

2. Releases.

(a) Release by Dollinger. In consideration of the payments and other benefits provided under this Agreement, Dollinger, on behalf of himself and his heirs, representatives, successors and assigns, irrevocably releases and forever discharges the Company and its current and former shareholders, directors, officers, employees, agents, representatives, attorneys, insurers, successors and assigns (collectively, the “Company Released Parties”) from all claims, liabilities and causes of action, whether known or unknown, accrued or unaccrued, arising out of or relating to any matter occurring on or before the date of this Agreement, including Dollinger’s employment, compensation, service, resignation and separation from the Company. This release includes all claims arising under or relating to the Employment Agreement and any other compensation, bonus, severance or employment-related arrangement, including claims arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”). Notwithstanding the foregoing, Dollinger does not release: (i) the payment expressly provided for in this Agreement; (ii) his indemnification and advancement rights under this Agreement; (iii) vested rights under any applicable benefit plan; (iv) rights arising solely from his ownership of Company securities; (v) rights that cannot lawfully be waived; (vi) his right to enforce this Agreement; or (vii) rights arising under the Stock Purchase Agreement or any ancillary agreement entered into in connection with the Equity Transfer Transaction (as defined below). Dollinger further acknowledges that he has been advised in writing to consult with an attorney before executing this Agreement, that he has been given at least twenty-one (21) days to consider this Agreement, that he may execute this Agreement before the end of that period voluntarily and without coercion, and that he may revoke this Agreement by delivering written notice to the Company within seven (7) days after executing it, and that the release of ADEA claims shall not become effective until the expiration of such seven-day revocation period. Nothing in this Agreement waives any rights or claims arising after the date on which Dollinger executes this Agreement.

(b) Release by the Company. In consideration of the payments and other benefits provided under this Agreement, the Company, on behalf of its current and former shareholders, directors, officers, employees, agents, representatives, attorneys, insurers, successors and assigns, irrevocably releases and forever discharges Dollinger from all claims, liabilities and causes of action, whether known or unknown, accrued or unaccrued, arising out of or relating to any matter occurring on or before the date of this Agreement, including Dollinger’s employment, compensation, service, resignation and separation from the Company; provided, however, that the Company does not release, and expressly reserves, (i) any claim against Dollinger to the extent the Company becomes subject to any third-party claim arising out of or relating to acts or omissions occurring before November 21, 2024; and (ii) any claim against Dollinger to the extent the Company becomes subject to any third-party claim arising out of or relating to the Transferred Equity (as defined below), or the ownership, operation or affairs of the Transferred Equity, occurring on or after November 21, 2024, except for the liabilities and potential liabilities set forth in Schedule 2(b).

(c) Unknown Claims. Each of Dollinger and the Company acknowledges that it may later discover facts or claims different from, or in addition to, those it now knows or believes to be true, but each nonetheless intends the releases in Sections 2(a) and 2(b) to remain a full and final release of all claims within their respective scope, including unknown and unsuspected claims, and such releases shall not be affected by the later discovery of any such different or additional facts or claims.

 3. Settlement Payment.

(a) In consideration of Dollinger’s release and other obligations under this Agreement, the Company will, subject to the terms and conditions of the Stock Purchase Agreement and Section 10 of this Agreement, (i) transfer, or cause to be transferred, to an entity specified by Dollinger (“NewCo”), all of the issued and outstanding equity interests of LQR House Acquisition Corp. (the “Transferred Equity”), pursuant to the terms and subject to the conditions of the stock purchase agreement dated on or about the Resignation Date (the “Stock Purchase Agreement”), and (ii) pay to Dollinger a one-time lump-sum cash payment of Five Hundred Thousand Dollars ($500,000) (the “Cash Payment”), payable by wire transfer of immediately available funds to an account designated in writing by Dollinger within eight (8) days following the Resignation Date. The Transferred Equity and the Cash Payment, collectively, constitute the sole and exclusive payment and consideration payable to Dollinger under this Agreement in full and final settlement of any and all amounts, obligations, claims, or other payment rights otherwise owed or allegedly owed to Dollinger by the Company or any of its affiliates under this Agreement, the Employment Agreement, or any other contractual agreement between Dollinger and the Company or any of its affiliates (collectively, the “Settlement Payment”). Except for the Settlement Payment, no other fees, expenses, payments, or other consideration will be due or payable to Dollinger by the Company or any of its affiliates, except as expressly provided in this Agreement or the Stock Purchase Agreement. The Company’s obligation to transfer the Transferred Equity is subject to and governed by the Stock Purchase Agreement, and the Company will have no obligation to provide the Transferred Equity in any form other than as expressly contemplated by the Stock Purchase Agreement. The Cash Payment will be payable as expressly provided in this Section 3. In the event Dollinger is found, by a court of competent jurisdiction or other tribunal of competent jurisdiction in a final, non-appealable determination, to have materially breached this Agreement, the Cash Payment shall be forfeited and Dollinger shall promptly refund and repay the full amount of the Cash Payment (the “Forfeit Amount”) to the Company.

(b) Upon consummation of the closing under the Stock Purchase Agreement (the “Closing”) and payment of the Cash Payment, the Transferred Equity and the Cash Payment together will constitute payment in full, final settlement, and complete satisfaction of the Settlement Payment. Notwithstanding anything to the contrary contained in this Agreement, the Stock Purchase Agreement, or any other agreement between Dollinger and the Company or any of its affiliates, effective upon the Closing and payment of the Cash Payment, Dollinger acknowledges and agrees that: (i) the Settlement Payment has been fully paid, satisfied, discharged, released, and extinguished in full; (ii) the transfer of the Transferred Equity to NewCo and the Cash Payment together constitute the full and final satisfaction of the Settlement Payment; (iii) neither the Company nor any of its affiliates has any further obligation to provide or pay Dollinger any portion of the Settlement Payment, whether in cash, equity, or otherwise; and (iv) neither Dollinger nor NewCo will have any claim against the Company or any of its affiliates for any additional payment or other consideration arising out of or relating to the Settlement Payment or the matters resolved thereby, including any claim for wages, compensation, benefits, bonuses, commissions, reimbursements, damages, or other monetary or non-monetary relief; provided that nothing in this clause (iv) limits any right expressly preserved under this Agreement or the Stock Purchase Agreement.

(c) The Company’s obligation to transfer, or cause to be transferred, the Transferred Equity to NewCo is expressly conditioned upon Dollinger’s resignation becoming effective as of the Resignation Date. If Dollinger’s resignation does not become effective as of the Resignation Date, the Company shall have no obligation to transfer the Transferred Equity. If Dollinger’s resignation becomes effective and the Closing does not occur by the outside date set forth in the Stock Purchase Agreement for reasons other than Dollinger's or NewCo’s material breach of the Stock Purchase Agreement, Dollinger shall retain all rights and remedies under the Stock Purchase Agreement and this Agreement, and the Company's obligation to consummate the Equity Transfer Transaction shall survive.

(d) Except for the Settlement Payment (including the Cash Payment), Dollinger acknowledges and agrees that, as of the Resignation Date, Dollinger has received all salary, wages, bonuses, commissions, severance, reimbursements, benefits, and other compensation or amounts due or payable to Dollinger by the Company or any of its affiliates under the Employment Agreement or otherwise.

(e) Dollinger acknowledges that he has had the opportunity to obtain independent legal, tax, financial, and other professional advice regarding the transactions contemplated by this Section 3 and the Stock Purchase Agreement.

(f) Notwithstanding the foregoing, the Forfeit Amount shall be limited to the amount of actual damages sustained by the Company as a direct result of Dollinger’s material breach of this Agreement. In no event shall the Company be entitled to recover the full amount of the Cash Payment solely by virtue of a finding of material breach, absent a specific finding that the Company sustained actual damages in that amount.

4. Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a) It has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

(b) The execution and delivery of this Agreement by such Party have been duly authorized by all necessary action on the part of such Party.

(c) This Agreement has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(d) It has not assigned, transferred or otherwise conveyed to any person or entity any claim released by such Party under this Agreement, and no other person or entity has any ownership interest in any such released claim.

(e) It has had a full and fair opportunity to read and review this Agreement, fully understands its terms and conditions, and has been advised of its right to consult with, and has had the opportunity to consult with, independent legal counsel of its own choosing before executing this Agreement.

(f) EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, (A) NEITHER PARTY HERETO NOR ANY PERSON ON SUCH PARTY’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) EACH PARTY HERETO ACKNOWLEDGES THAT, IN ENTERING INTO THIS AGREEMENT, IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY, OR ANY OTHER PERSON ON SUCH OTHER PARTY’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 4.

5. Indemnification. Subject to the limitations and procedures set forth in this Section 5, including Section 5.1 regarding the SEC Investigation (as defined below), the Company shall indemnify Dollinger against losses, liabilities, judgments, fines, penalties, settlement amounts and reasonable attorneys’ fees and expenses actually and reasonably incurred by Dollinger in connection with any threatened, pending or completed claim, action, suit, proceeding, investigation or inquiry arising directly from acts or omissions by Dollinger in his capacity as Chief Executive Officer or another authorized officer or representative of the Company during the period beginning on November 21, 2024 and ending on the Resignation Date (the “Covered Service Period”). For the avoidance of doubt, with the exception of the SEC Investigation, the Company shall have no obligation under this Agreement to indemnify or advance expenses to Dollinger with respect to any act, omission, event, circumstance, decision, transaction or conduct occurring before November 21, 2024, regardless of when the related claim, action, proceeding, investigation, inquiry, subpoena or liability is asserted, commenced, discovered or incurred.

The Company shall advance reasonable attorneys’ fees and expenses incurred in defending a matter within the scope of this Section 5, subject to Dollinger’s delivery of a written undertaking to repay such amounts if it is ultimately determined that he is not entitled to indemnification. Dollinger shall promptly notify the Company in writing of any matter for which indemnification or advancement is sought. Except as Section 5.1 may limit such with respect to Pre-Litigation SEC Defense, the Company shall have the right to assume and control the defense with counsel reasonably acceptable to Dollinger. Dollinger may retain separate counsel at his own expense, except that the Company shall pay the reasonable fees and expenses of separate counsel if both sets of counsel advise in writing that an actual, material conflict of interest exists between the Company and Dollinger. The Company shall not settle any matter in a manner that imposes any admission of wrongdoing, nonmonetary obligation or unreimbursed monetary liability on Dollinger without Dollinger’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Dollinger shall not settle any indemnifiable matter without the Company’s prior written consent.

For a period of at least six (6) years following the Resignation Date, the Company shall maintain in effect directors’ and officers’ liability insurance covering Dollinger for claims arising from acts or omissions by Dollinger in his capacity as a director, officer or other authorized representative of the Company or any of its subsidiaries or affiliates occurring on or before the Resignation Date, on terms, conditions, retentions and limits of liability that are customary for similarly situated public companies and no less favorable, in the aggregate, than the coverage maintained by the Company for its current directors and executive officers during such period; provided, however, that if such insurance coverage is provided through a prepaid runoff or tail policy purchased on or before the Resignation Date that affords such coverage for such six-year period, the Company’s obligations under this sentence shall be deemed satisfied. As an alternative to the obligation in the preceding sentence, the Company shall have the right to make a payment to Dollinger of $50,000.

For the avoidance of doubt, nothing in this Agreement, including the releases set forth in Section 2, the limitations on indemnification or advancement contained in this Section 5, Dollinger's resignation, or the consummation of the Equity Transfer Transaction, is intended to, or shall be construed to, waive, release, limit, impair or otherwise adversely affect Dollinger's status or rights as an insured person under any directors' and officers' liability insurance policy maintained by or for the benefit of the Company. The Company shall not take, or omit to take, any action that would knowingly terminate, waive, release or materially impair coverage otherwise available to Dollinger under such policies except in the event the Company chooses to make the $50,000 payment described at the end of the preceding paragraph.

5.1 Pre-Litigation SEC Defense Costs. Notwithstanding anything to the contrary in Section 5, the Company shall be responsible for and shall pay all reasonable attorneys’ fees, costs, and expenses incurred by Dollinger in connection with his defense of the pending investigation by the United States Securities and Exchange Commission, [***] (the “SEC Investigation”), including, without limitation, responding to SEC inquiries, subpoenas, document requests, testimony, preparation and submission of any Wells submission, and any related settlement discussions or negotiations (collectively, the “Pre-Litigation SEC Defense”). The Company’s obligation to pay such fees, costs, and expenses shall continue through and include any Wells submission and settlement negotiations and shall terminate upon the SEC’s formal filing of a complaint in a United States District Court relating to the SEC Investigation or the issuance of an order instituting proceedings (OIP) initiating an administrative case.

Unless and until such counsel advises in writing that an actual, material conflict of interest exists between the Company and Dollinger, the legal representation obtained for such fees, costs, and expenses shall be for the benefit of the Company as well as Dollinger, with the Company and Dollinger jointly instructing and directing legal counsel; following such advice regarding a conflict of interest, such counsel shall act solely for Dollinger, with Dollinger unilaterally instructing and directing such counsel. Dollinger shall be entitled to choose such legal counsel for the Pre-Litigation SEC Defense (provided that if Dollinger does not engage such counsel within seven days of receipt of a Wells notice by either the Company or Dollinger, the Company may select and engage such counsel). The Company shall retain such counsel in both parties’ names and shall pay such fees, costs, and expenses directly to such counsel upon receipt of reasonably detailed invoices, within thirty (30) days of receipt thereof. Notwithstanding the foregoing, the Company’s aggregate financial obligation for the Pre-Litigation SEC Defense shall not exceed One Hundred Twenty-Five Thousand Dollars ($125,000), and the Company shall only be responsible for invoices issued by Richard Roth, Esq., if they (a) relate to legal services provided by his office prior to November 1, 2026 or (b) they do not exceed $5,000 in aggregate for the period beginning November 1, 2026 or (c) such fees have been approved by the Company prior to the rendering of the related legal services and the invoices contain a reasonably detailed narrative of the work undertaken and the reason for the cost. The Company’s payment obligations under this Section 5.1 shall survive the execution and closing of this Agreement and shall not be contingent upon the outcome of the SEC Investigation or subject to the repayment undertaking required under Section 5.

Except for the foregoing limitation on Pre-Litigation SEC Defense expenses, nothing in this Section 5.1 shall limit or impair any other indemnification rights, advancement rights, or insurance coverage otherwise available to Dollinger under this Agreement, applicable law, the Company's governing documents, or any applicable directors’ and officers’ liability insurance policy. For the avoidance of doubt, the Company shall not be liable to indemnify Dollinger against or to otherwise pay any fines or other penalties assessed personally against Dollinger, or agreed to by Dollinger as part of a settlement, in relation to an SEC enforcement action.

6. Cooperation.

(a) Dollinger acknowledges the SEC Investigation and agrees, following the Resignation Date, to provide reasonable and good-faith cooperation in connection with such investigation and any related inquiry, examination, subpoena, enforcement action or proceeding, as well as any internal investigation, review or inquiry conducted by or on behalf of the Company, including with respect to acts, omissions, events, transactions and circumstances occurring before November 21, 2024. Such cooperation shall include, upon reasonable advance notice: (i) participating in interviews and meetings; (ii) reviewing and identifying relevant documents and information; (iii) providing truthful information and testimony; (iv) executing declarations, affidavits or certifications that are accurate to Dollinger’s knowledge; and (v) appearing for testimony, depositions, hearings or proceedings when reasonably requested or legally required. Dollinger shall preserve and shall not destroy, delete, alter or conceal any documents or electronically stored information potentially relevant to the SEC investigation, any such internal investigation, or any related matter. The Company shall reimburse Dollinger for reasonable, documented out-of-pocket expenses incurred solely as a result of cooperation requested by the Company, but shall not be responsible under this Section 6 for any other fees including but not limited to Dollinger’s personal attorneys’ fees unless approved in advance in writing by the Company. For the avoidance of doubt, notwithstanding anything to the contrary in Section 5, the Company shall have no obligation under Section 5 or otherwise under this Agreement to advance or reimburse Dollinger’s personal attorneys’ fees or other legal fees incurred in connection with the SEC Investigation or any such internal investigation unless such fees have been approved in advance in writing by the Company. Nothing in this Section 6 requires Dollinger to waive attorney-client privilege, work-product protection, Fifth Amendment rights or any other personal legal right; provided, however, that Dollinger shall not improperly assert any privilege belonging solely to the Company.

(b) Dollinger will also provide reasonable and good-faith cooperation, upon the Company’s reasonable advance request, in connection with any pending or future litigation, investigation, inquiry, examination, subpoena, enforcement action, or proceeding involving the Company, its affiliates, or any of their respective current or former directors, officers, employees, or agents, to the extent relating to matters about which Dollinger has relevant information or knowledge arising from his service to the Company. Such cooperation may include providing information, participating in interviews or meetings, and appearing to give truthful testimony in depositions, hearings, trials, or other proceedings. The Company will reimburse Dollinger for reasonable, documented out-of-pocket expenses (excluding Dollinger’s personal attorneys’ fees and other legal fees unless approved in advance in writing by the Company) incurred solely as a result of cooperation requested by the Company. To the extent permitted by applicable law, Dollinger will promptly notify the Company in writing if he receives a subpoena, court order, or other compulsory legal process seeking information relating to his service to the Company, and will provide the Company a reasonable opportunity to seek protective treatment or other appropriate relief. Nothing in this paragraph requires Dollinger to notify the Company of, or limits, any communication with a governmental agency, any report of a possible violation of law, or any other communication protected by applicable law.

7. Confidentiality. Each Party acknowledges the confidential nature of the terms and conditions of this Agreement (collectively, the “Confidential Information”) and agrees that it will not: (a) disclose any Confidential Information to any person or entity, except to such Party’s affiliates, employees, attorneys, accountants, advisors, and other representatives who need to know the Confidential Information to assist such Party, or act on its behalf, in exercising its rights or performing its obligations under this Agreement; or (b) use, or permit access to or use of, the Confidential Information for any purpose other than exercising its rights or performing its obligations under this Agreement. Each Party will be responsible for any breach of this Section 7 by its affiliates, employees, advisors, or other representatives. Notwithstanding the foregoing, the Company may disclose Confidential Information to the extent permitted or required by Section 8. Confidential Information that becomes publicly available through a disclosure permitted under Section 8, other than as a result of a breach of this Agreement, will no longer be Confidential Information under this Section 7. Nothing in this Agreement prohibits or restricts either Party from communicating with, providing information to, filing a charge or complaint with, or participating in an investigation or proceeding conducted by the SEC or any other federal, state, or local governmental or regulatory authority. Nothing in this Agreement prohibits or restricts the Company from complying with its disclosure obligations under applicable SEC rules and regulations or Nasdaq rules, as more fully described in Section 8.

8. Publicity and Announcements. Dollinger shall not issue any press release or make any public statement concerning this Agreement, his resignation, his separation from the Company, or any proposed transaction involving Company assets without the Company’s prior written consent. The Company may make such public disclosures, filings and statements as it determines are required or advisable under applicable law, SEC rules, securities exchange requirements or the Company’s disclosure obligations. Neither Party shall knowingly make any false statement of fact concerning the other Party (or such other Party’s directors, officers, investors and advisors) that is intended to materially harm the reputation of such other Party (or such other Party’s directors, officers, investors and advisors). This provision shall not apply to truthful statements made in legal, regulatory or governmental proceedings; communications with governmental agencies; testimony under oath; legally required disclosures; or statements made to legal, tax or financial advisors.

For the avoidance of doubt, nothing in this Agreement shall prohibit Dollinger from truthfully disclosing or discussing his resignation from, or separation from, the Company (provided that, in doing so, Dollinger does not disparage the Company or its officers, directors, agents, consultants, or assigns) in connection with any prospective employment, engagement, business opportunity, background or reference check, or inquiry from a prospective employer, recruiter, placement firm, or other person or entity evaluating Dollinger’s employment or professional history. Dollinger may accurately identify the fact and effective date of his resignation and provide a truthful description of the circumstances relating to his departure, provided that he does not disclose the confidential terms of this Agreement except as otherwise permitted by this Agreement, and provided further that, in doing so, Dollinger does not disparage the Company or its officers, directors, agents, consultants, or assigns.

9. Non-disparagement. Neither Party will make any disparaging, defamatory, or derogatory statements regarding the other Party, its affiliates, or, in the case of the Company, the Company Released Parties. Nothing in this Section 9 prohibits either Party from making truthful statements when required by law or legal process, testifying truthfully, providing truthful information to a governmental agency, or making disclosures protected by applicable law. Nothing in this Section 9 shall prohibit any communication expressly permitted by Section 8.

10. Separate Asset Transaction. The Parties acknowledge that, as part of the Settlement Payment, the Company will transfer, or cause to be transferred, to NewCo all of the issued and outstanding equity interests of LQR House Acquisition Corp. (the “Equity Transfer Transaction”) pursuant to the Stock Purchase Agreement. The Equity Transfer Transaction will be effected in accordance with the terms and conditions of the Stock Purchase Agreement and will be subject to the satisfaction of the applicable closing conditions and all applicable corporate, regulatory, contractual, and other requirements set forth therein or otherwise required by applicable law. Except as expressly provided in Section 3 of this Agreement, the Stock Purchase Agreement will govern the terms of the Equity Transfer Transaction. The Equity Transfer Transaction will be subject to approval by the Board and any other approvals, filings, disclosures, or consents required by applicable law, the rules of any applicable securities exchange, the Company’s governing documents, or any applicable contract, in each case to the extent required in connection with the Equity Transfer Transaction. The release set forth in this Agreement will not release, waive, limit, or otherwise impair any rights or obligations arising under the Stock Purchase Agreement or any ancillary agreement entered into in connection with the Equity Transfer Transaction; provided, however, that nothing in the Stock Purchase Agreement or any such ancillary agreement will modify, expand, or revive any claim or obligation that is expressly released, waived, or satisfied under this Agreement.

11. Name Change. Within 90 days of the date hereof, the Company shall use commercially reasonable efforts to change its legal name from LQR House to a name that does not include “LQR House”, including taking such actions and making such filings as are reasonably necessary or appropriate with the applicable governmental authorities in the State of Delaware. Furthermore, the Company will not object to Dollinger’s use of the name LQR House, provided however, and notwithstanding the Company’s changing its name, the parties acknowledge and agree that the name LQR House may have been used by the Company or its affiliates prior to the effective date of the Company’s name change in connection with the Company’s business, including in previously published materials, advertisements, websites, social media, marketing materials, business records, contracts, agreement, correspondence, and other communications or materials (collectively, “Prior Uses”).

Dollinger acknowledges and agrees that the Company shall have no obligation to identify, remove, modify, recall, or otherwise alter any Prior Uses, and that the continued existence or availability of any Prior Uses following the effective date of the Company’s name change shall not constitute a breach of this Agreement or a violation of Dollinger’s rights in or to the name LQR House. Dollinger further acknowledges that the Company cannot reasonably control or require third parties to remove, modify, or discontinue references to the name LQR House that were published or disseminated prior to the effective date of the Company’s name change. The Company’s decision to no longer use the name LQR House shall apply prospectively as of the effective date of the Company’s name change and shall not create any obligation on the part of the Company to alter or republish historical materials or to require third parties to modify or remove previously published references to the name LQR House.

Dollinger acknowledges and agrees that the Company makes no representation, warranty, or guarantee, express or implied, regarding the availability, registrability, enforceability, or continued use of the name LQR House by Dollinger or NewCo or any other entity. Without limiting the foregoing, the Company makes no representation that the name LQR House is available for registration or use as a corporate name, trade name, assumed name, trademark, service mark, domain name, social media identifier, or otherwise, or that the use or registration of the name LQR House by Dollinger will not infringe, conflict with, or otherwise be subject to the rights of any third party or governmental authority.

Dollinger acknowledges that he is solely responsible for determining the availability and suitability of the name LQR House and for conducting any searches, investigations, filings, registrations, or other due diligence that he deems appropriate in connection with his use or registration of the LQR House name. Dollinger assumes all risks and responsibility associated with his use, registration, or attempted registration of the name LQR House, and the Company shall have no liability or responsibility to Dollinger arising from or relating to any third-party rights, governmental requirements, refusal of registration, infringement claim, or other restriction affecting Dollinger’s use or registration of the name LQR House.

12. Cannon Estate. Within 30 days of the date hereof, the Company shall use commercially reasonable efforts to transfer and assign 113,085 common shares (the “Transferred Shares”) of Cannon Estate Winery Ltd. (“Cannon Estate”) to Dollinger, representing the Company’s minority interest in Cannon Estate. Dollinger acknowledges that the Transferred Shares constitute a minority interest in Cannon Estate and that Dollinger has had the opportunity to obtain such information concerning Cannon Estate and the Transferred Shares as he considers necessary or appropriate. Dollinger further acknowledges that the Company has made no representation or warranty concerning the future value, profitability, distributions, liquidity or marketability of the Transferred Shares, except as expressly set out in this Agreement.

Dollinger acknowledges and agrees that the Transferred Shares may be subject to restrictions on transfer, rights of first refusal, rights of first offer, co-sale rights, drag-along or tag-along rights, voting arrangements or other restrictions pursuant to Cannon Estate’s articles, other constating documents, any shareholders’ agreement or any other agreement applicable to the Transferred Shares. Dollinger agrees to be bound by such provisions to the extent applicable to the Transferred Shares.

The transfer of the Transferred Shares is made in connection with Dollinger’s former employment with the Company and shall not create or constitute any continuing employment, consulting, fiduciary or other service relationship between Dollinger and the Company or Cannon Estate.

Dollinger shall be responsible for any taxes payable by Dollinger arising from or in connection with the transfer or ownership of the Transferred Shares, except to the extent otherwise required by applicable law. The parties shall reasonably cooperate with one another in connection with any required tax filings or other governmental reporting relating to the transfer.

13. Miscellaneous.

(a) All notices, requests, consents, claims, demands, waivers, summonses, and other legal process, and other similar types of communications hereunder (each, a “Notice”) must be in writing and addressed to the relevant Party at the address set forth on the signature page of this Agreement (or to such other address that may be designated by the receiving Party from time to time in accordance with this Section 13(a)). All Notices must be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), or certified or registered mail (in each case, return receipt requested, postage prepaid). A Notice is effective only (i) upon receipt by the receiving Party and (ii) if the Party giving the Notice has complied with the requirements of this Section 13(a).

(b) This Agreement and all related documents, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, are governed by, and construed in accordance with and enforced under, the laws of the State of Delaware, United States of America, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware. Any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in the State of Delaware, and each Party irrevocably submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding which is brought in any such court has been brought in an inconvenient forum. Service of process, summons, notice, or other document by certified mail in accordance with Section 13(a) will be effective service of process for any suit, action, or other proceeding brought in any such court. Process in any such suit, action, or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Each Party irrevocably waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. For the avoidance of doubt, any suit, action, or proceeding arising out of or relating to the Stock Purchase Agreement or the transactions contemplated thereby shall be governed by the jurisdiction and dispute resolution provisions set forth in the Stock Purchase Agreement.

(c) This Agreement and each of the terms and provisions hereof may only be amended, modified, waived, or supplemented by an agreement in writing signed by each Party.

(d) Neither Party may assign, transfer, or delegate any or all of its rights or obligations under this Agreement, without the prior written consent of the other Party.

(e) This Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Agreement.

(f) For purposes of this Agreement, (i) the words “include,” “includes,” and “including” are deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; (iii) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole; (iv) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (v) words denoting any gender include all genders. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(g) The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

(h) If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(i) Each Party shall pay its own costs and expenses in connection with the drafting, negotiation, and execution of this Agreement (including the fees and expenses of its advisors, accountants, and legal counsel). In any action to enforce this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and costs.

(j) This Agreement and the payments and undertakings contemplated hereby constitute a compromise of disputed matters and shall not be construed as an admission of liability, wrongdoing or violation of law by either Party.

(k) The Company makes no representation regarding the tax treatment of any payment under this Agreement. Dollinger shall be responsible for his personal tax obligations, except for amounts the Company is required by law to withhold or remit, and any amount so withheld shall be treated as having been paid to Dollinger. As of the date this Agreement is executed the Company is not aware of any taxes that will be withheld from the Cash Payment to Dollinger.

 (l) This Agreement constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, whether written or oral, relating to such subject matter; provided, however, that the Stock Purchase Agreement and any ancillary agreements entered into in connection with the Equity Transfer Transaction are separate agreements that are not superseded by this Agreement and will remain in full force and effect in accordance with their respective terms. The Parties acknowledge and agree that the subject matter of this Agreement includes Dollinger’s resignation, separation, release, compensation, indemnification, cooperation obligations, and the Settlement Payment, including the transfer of the Transferred Equity and the Cash Payment as provided in Section 3. The Stock Purchase Agreement will govern exclusively the terms and conditions of the Equity Transfer Transaction, including the transfer of the Transferred Equity, the applicable representations, warranties, covenants, conditions to closing, and other terms of such transaction, except to the extent this Agreement expressly provides for the Transferred Equity as a component of the Settlement Payment. Nothing in the Stock Purchase Agreement or any ancillary agreement entered into in connection with the Equity Transfer Transaction will modify, limit, or otherwise affect the rights, obligations, releases, or other provisions expressly set forth in this Agreement, except as expressly agreed in writing by the Parties.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

LQR House Inc.

By	/s/ Hoi Ho George Wong
Name:	Hoi Ho George Wong
Title:	Director

Address for notices:

c/o National Registered Agents, Inc.

1209 Orange Street

Wilmington, DE 19801

with copies (which shall not constitute notice) to:

McCarter & English, LLP

250 W. 55th Street, 13th Floor

New York, NY 10019

Attention: Huan Lou

Sean Dollinger

By	/s/ Sean Dollinger
Name:	Sean Dollinger

Address for notices: 6800 Indian Creek Drive, Suite 101 Miami Beach, FL 33141